Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 and related Prospectus of Nicolet Bankshares, Inc., of our reports dated February 25, 2025, with respect to the consolidated financial statements of Nicolet Bankshares, Inc. and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ Forvis Mazars, LLP

Springfield, Missouri

November 25, 2025